Exhibit 99.1

MusclePharm Completes $10 Million Financing

Strengthening of balance sheet represents major step under restructuring plan

Denver, CO –January 14, 2016– MusclePharm Corporation (OTCQB: MSLP) (“MusclePharm” or the “Company”), a scientifically-driven, performance lifestyle sports nutrition company, today announced the completion of a financing agreement with Prestige Capital Corporation (“Prestige Capital”) in the initial amount of $10 million.

The financing agreement is a major step towards strengthening the Company’s financial position.

The agreement with Prestige Capital allows the Company to use its receivables to finance up to a total of $10 million. The Company used the initial borrowings to retire the $6.0 million outstanding debt with ANB Bank and intends to utilize future borrowings for general working capital and other business needs.

“We are striving to be a fully sustainable free cash flow business,” said Ryan Drexler, MusclePharm’s Executive Chairman. “Retiring the ANB debt and adding the Prestige Capital financing has helped reduce uncertainty regarding liquidity and capital resources. These are significant milestones in our restructuring plan and strengthen our balance sheet. I am very excited about the Company’s future as we continue to build a profitable growing business and add value for our shareholders.”

About MusclePharm Corporation

MusclePharm® is a scientifically-driven, performance lifestyle company that develops, manufactures, markets and distributes branded nutritional supplements. The company offers a range of powders, capsules, tablets and gels. Its portfolio of recognized brands includes MusclePharm® Sport Series, Black Label and Core Series, Arnold Schwarzenegger Series™ and FitMiss™, which are available in more than 120 countries—over 45,000 retail outlets worldwide. The clinically-proven supplements are developed through a six-stage research process utilizing the expertise of leading nutritional scientists, doctors and universities. MusclePharm is the innovator of the sports nutrition industry. For more information, visit http://www.musclepharm.com. To sign up to receive MusclePharm news via email, please visit http://ir.musclepharmcorp.com/email-alerts.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company’s business. More detailed information about the Company and some of the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, the Company’s Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

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Investors:

MusclePharm Investor Relations

303-396-6100

investors@musclepharm.com

Media:

Dawn Jacobs

303-396-6100

media@musclepharm.com